Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023 (which includes an explanatory paragraph relating to Rosecliff Acquisition Corp I’s ability to continue as a going concern), relating to the financial statements of Rosecliff Acquisition Corp I appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2022 and 2021. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 8, 2024